Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-191477) pertaining to the equity awards granted under the Fiat Industrial S.p.A. Long-Term Incentive Plan, the CNH Global N.V. Equity Incentive Plan and the CNH Global N.V. Directors’ Compensation Plan and the CNH Industrial N.V. Directors’ Compensation Plan

2.Registration Statements (Form S-8 No. 333-196574 and 333-238912) pertaining to the CNH Industrial N.V. Equity Incentive Plan of our reports dated February 28, 2023, with respect to the consolidated financial statements of CNH Industrial N.V. and the effectiveness of internal control over financial reporting of CNH Industrial N.V. included in this Amended Annual Report (Form 10-K/A) of CNH Industrial N.V. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Chicago, Illinois
November 30, 2023